Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation of our report dated June 18, 2007, accompanying the financial statements included in this annual report on Form 11-K, in the registration statement of Form S-8 (Registration Numbers 33-57687, 333-63738, 333-116367 and 333-138209) and related prospectuses pertaining to the Atmos Energy Corporation Retirement Savings Plan and Trust.
/s/ Whitley Penn LLP
Dallas, Texas
June 18, 2007